EX-99.23(p)(59)

                          EAGLE ASSET MANAGEMENT, INC.
                                 CODE OF ETHICS


I.   STATEMENT OF GENERAL POLICY

Eagle Asset Management ("Eagle", "we" or "us") is a registered investment adviser and acts as investment manager or adviser to clients including registered investment companies. In this capacity, we serve as fiduciaries and owe our clients an undivided duty of loyalty. We must avoid even the appearance of a conflict that may compromise the trust Clients have placed in us and must insist on strict adherence to fiduciary standards and compliance with all applicable federal and state securities laws. Eagle must comply with Section 204 and 206 of the Investment Advisers Act of 1940 (Section 204 and Section 206" and "Advisers Act", respectively) and Rule 204A-1 of the Advisers Act ("Rule 204A-1), among other rules.

This Code is based on the principle that the Employees of Eagle have a fiduciary duty to place the interests of clients ahead of their own interests and to avoid activities, interests and relationships that might interfere with making decisions in the best interests of clients. Employees must not take inappropriate advantage of their position and must comply with applicable federal securities laws.

Doubtful situations should be resolved in favor of clients because technical compliance with the Code's procedures will not automatically insulate from scrutiny activities that indicate an abuse of your fiduciary duties. Since we believe the actions of all our Employees should be above reproach, we feel it important to affirm annually our individual and collective commitment to ethical business principles and procedures.

This Code is designed to maintain high standards of practice and ethics. Since no set of rules can include all problems or issues that can arise, you are encouraged to address those issues, which are unclear to you with Eagle's Designated Compliance Officer.

The specific provisions and reporting requirements of this Code of Ethics governs the personal securities trading of Eagle employees. The purpose of this Code is to ensure that Employees of Eagle will not benefit improperly from advance knowledge of actual or probable Eagle activity in a security. The Code is based on the general principle that Employees must conduct their personal trading activities in a manner which avoids both actual and potential conflicts of interest with clients of Eagle.

II.  DEFINITIONS

ACCESS PERSON. The term "access person" means any supervised person who has access to nonpublic information regarding any purchase or sale of securities by clients of Eagle, or nonpublic information regarding the portfolio holdings of any reportable mutual fund. An "access person" would include a director, officer and ALL EMPLOYEES of Eagle. Non-employee directors of Eagle are not considered "access persons".

ADVISORY PERSON. The term "advisory person" of Eagle means (a) any employee of Eagle (or of any company in a control relationship to Eagle) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security in a client account, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to Eagle who obtains information concerning recommendations made to a client with regard to the purchase or sale of a security. "Advisory Person" includes any investment person of Eagle.

AUTOMATIC INVESTMENT PLAN. The term "AUTOMATIC INVESTMENT PLAN" means a program in which regular periodic purchases are made automatically in investment accounts in accordance with a predetermined schedule and allocation, including but not limited to contributions to a 401(k) plan, bonus deferral into a 401(k) plan, 403(b) plan, 529 plan, college savings plan and/or a dividend reinvestment plan.

BENEFICIAL OWNERSHIP. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. "Beneficial ownership" includes accounts of a spouse, child, parent, sibling resident in the access person's home, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement or other arrangement the access person obtains therefrom benefits substantially equivalent to those of ownership. Access persons should contact the designated compliance officer regarding any questions they have concerning what constitutes beneficial ownership.

BUY OR SELL PROGRAM. A "buy or sell program" is a planned program for the purchase or sale of a security for at least 10% of accounts in a particular Eagle objective. Buy or sell programs may be completed in one day, or they may extend for two or more days.

CONTROL.  The term  "control"  shall have the same  meaning as that set forth in
Section 2(a)(9) of the Investment Company Act of 1940. A natural person shall be presumed not to be a control person for this purpose, unless a contrary determination is made by the SEC.

CONTROLLED ACCOUNT. A "controlled account" is a brokerage account in which an employee has a beneficial ownership interest, or for which an employee has discretionary authority (e.g., trustee of a trust account).

CONVERTIBLE SECURITY. For purposes of this Code, a "convertible security" (e.g.,
convertible  bond,   convertible   preferred  stock),  shall  also  include  the
underlying security to which it can be converted.

DESIGNATED COMPLIANCE OFFICER. The term "designated compliance officer" shall mean the Eagle officer(s) designated by Eagle's President as being responsible for receiving reports or notices and performing such other duties as required by this Code of Ethics. DUAL EMPLOYEE. Any person who is employed by Eagle and another affiliated company.

EMPLOYEE. Any person who is employed by Eagle in exchange for predetermined and periodic financial compensation.

EMPLOYEE SECURITY TRANSACTION. An "employee security transaction" is any purchase or sale of securities for (1) a "Controlled Account" or (2) an "Immediate Family Member Account".

IMMEDIATE FAMILY MEMBER. An "immediate family member" is an employee's immediate family - spouse, child, parent, sibling - sharing the same household.

IMMEDIATE FAMILY MEMBER ACCOUNT. An "immediate family member account" is a brokerage account of a member of an employee's immediate family - spouse, child, parent, sibling - sharing the same household.

INVESTMENT COMPANY. The term "investment company" means a company registered as such under the Investment Company Act of 1940 and for which Eagle is the investment adviser.

INVESTMENT PERSON. An "investment person" is any portfolio manager, research analyst, securities trader, or portfolio reviewer of Eagle.

LARGE ORDER. A "large order" is either a single order or a block (aggregated) order for the purchase or sale of a security amounting to 5,000 or more shares of a stock or 1,000 bonds.

MUTUAL FUND. An investment company registered under the Investment Company Act.

NON-EMPLOYEE DIRECTOR. A director of Eagle who is not an employee and not involved in the day to day operations of Eagle.

PRE-CLEARANCE OFFICER. The Eagle compliance officer(s) assigned with the duty of pre-clearing trades.

PRIVATE PLACEMENT. "Private Placement" means a limited offering exempt from registration pursuant to Rules 504, 505 or 506 or under Section 4(2) or 4(6) of the Securities Act of 1933.

PURCHASE OR SALE OF A SECURITY. "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

SECURITY. "Security" includes stock, notes, bonds, debentures, private placement securities and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, registered open-end investment companies (mutual funds), closed-end funds, exchange traded funds, investment contracts, and all derivative instruments, such as options and warrants. Security also includes futures and options on futures. Any questions as to whether a particular investment constitutes a "security" should be referred to the designated compliance officer.

SYSTEMATIC WITHDRAWAL PLAN. THE TERM "SYSTEMATIC WITHDRAWAL PLAN" means a program in which regular periodic withdrawals are made automatically from investment accounts in accordance with a predetermined schedule.

III. LEGAL REQUIREMENTS

Section 206 of the Advisers Act provides that it is unlawful for any investment adviser, directly or indirectly:

     1. To employ any device, scheme or artifice to defraud any client or prospective client.
     2. To engage in any transaction , practice or course of business which operates as a fraud or deceit upon any client or prospective client; or
     3. To engage in any act, practice or course of business which is fraudulent, deceptive or manipulative.

In addition, Section 204A of the Advisers Act requires Eagle to establish written policies and procedures reasonably designed to prevent the misuse in violation of the Advisers Act or Securities Exchange Act or rules or regulations thereunder of material, non-public information by the Adviser or any person associated with the Adviser. Pursuant to Rule 204A, the Commission has adopted Rule 204A-1 which requires the Adviser to maintain and enforce a written code of ethics.

Similarly Section 17(j) of the Investment Company Act of 1940 and Rule 17j-1 provides that it is unlawful for any affiliated person of the adviser in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by an Investment Company:

     1 To employ any device, scheme or artifice to defraud such Investment Company.

     2 To engage in any act, transaction, practice or course of business that operates or would operate as a fraud or deceit upon any such Investment Company; or

     3 To engage in any manipulative practice with respect to such Investment Company

IV.  PROHIBITED ACTS

     A.   ALL EMPLOYEES

1. DISCLOSURE OF CONFIDENTIAL INFORMATION. Employees are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information or to regulatory authorities who have appropriate jurisdiction with respect to such matters.

2. GIFTS AND ENTERTAINMENT. Employees are prohibited from soliciting gifts as well as from accepting or giving of gifts or gratuities, except for (i) a gift (or gifts) that total no more than $100 per person, per year, (ii) customary business lunches, dinners, entertainment (E.G., sporting events), (iii) promotional items (E.G., pens, mugs, T-shirts). If a Person receives any gift that might be prohibited under this Code, that person promptly must inform the Designated Compliance Officer.

3. TAKING ADVANTAGE OF CORPORATE OPPORTUNITIES. Employees are prohibited from taking personal advantage of any opportunity properly belonging to the Advisory Clients. This includes, but is not limited to, acquiring Securities for one's own account that would otherwise be acquired for Advisory Clients.

4. USING POSITION OR INFLUENCE FOR PERSONAL BENEFIT AT EXPENSE OF CLIENTS. Employees are prohibited from causing or attempting to cause an Advisory Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Eagle Employee.

5. OUTSIDE BUSINESS ACTIVITIES. Outside business activities must be disclosed to the Designated Compliance Officer. These include, but are not limited to, being appointed an officer or director of a public or private company, any activity where compensation is received, or the making of a private investment. Written approval will be required to satisfy certain regulatory requirements.

6. HEDGE FUNDS, INVESTMENT PARTNERSHIPS, INVESTMENT CLUBS. No employee shall participate in an investment partnership without first being approved by the Designated Compliance Officer. If approval is granted the employee must arrange to have periodic statements sent to compliance.

7. PERSONAL SECURITY TRANSACTIONS (INCLUDING IMMEDIATE FAMILY MEMBERS)

(a)  No  Access  Person  shall  conduct a  transaction  in a  security  while in
     possession  of  "INSIDE"  MATERIAL  NONPUBLIC   INFORMATION  regarding  the
     Security or the issuer of the Security;

(b) No Access Person shall purchase any securities in the form of an INITIAL PUBLIC OFFERING (other than a new offering of a registered open-end investment company).

(c) NoAccess Person shall enter into a transaction intended to raise, lower, or maintain the price of any Security or to create A FALSE APPEARANCE OF ACTIVE TRADING.

(d) No Access Person may buy any security on any day for which Eagle (i) either has a buy program in place or is actively considering a buy program or (ii) is executing a large purchase order. The restriction on employee purchases of such securities shall continue through the end of the day when the buy program is completed, discontinued, or dropped from active consideration; or when the large purchase order is executed.

(e) No Access Person may sell any security on any day for which Eagle (i) either has a sell program in place or is actively considering a sell program or (ii) is executing a large sale order. The restriction on employee sales of such securities shall continue through the end of the day when the sell program is completed, discontinued, or dropped from active consideration, or when the large order is executed.

(f) No Access Person may purchase a Security within 60 CALENDAR DAYS of the sale of that Security (or an Equivalent Security), and any sale of a Security within 60 CALENDAR DAYS of the purchase of the Security (or an
     Equivalent Security) if the transaction would result in a profit. This includes mutual funds. Only in instances where an employee agrees to give up all profits from such transaction to a charitable organization designated by Eagle would the transaction be allowed. (* Does not apply to transactions involving RJF Stock)

This restriction shall not apply to purchases and sales or sales and purchases of:

     (1)  shares of money market funds,

     (2) shares of mutual funds acquired through an automatic investment or redemption program, or (3) stock obtained through a quarterly employee stock purchase plan.

(h) ANY OTHER TRANSACTION deemed by the Pre-Clearance Officer to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety may not be purchased or sold.

B.   INVESTMENT PERSONNEL

1. IPO ALLOCATION POLICY Portfolio Managers and traders must comply with the Statement of General Policy Regarding IPO Allocations, which is attached as Appendix A to this Code. In general, the policy prohibits improper actions taken in order to obtain greater access to Initial Public Offerings ("IPO's"). Portfolio managers and traders should not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations. Portfolio managers and traders should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

2. SERVICING AS A DIRECTOR In addition to the disclosure requirements detailed in Section IV A. 5 above, Investment Persons may not serve on the board of directors of a publicly-traded company not affiliated with Eagle absent prior written approval by the Designated Compliance Officer. This approval rarely will be granted and, if granted, normally will require that the relevant Investment Person be isolated, through "Chinese Wall" or other procedures, from those making investment decisions related to the issuer on whose board the Investment Person sits.

C.   PORTFOLIO MANAGER

1. SEVEN DAY BLACK- OUT PERIOD. A Portfolio Manager may not purchase or sell a security for his/her personal account or controlled account within seven calendar days, either preceding or subsequent thereto, of a purchase or sale program or a large oerder for the same security initiated by the Portfolio Manager. For example, if the Portfolio Manager initiates and completes a buy program for his or her advisory accounts on June 1, June 9 is the first day the Portfolio Manager may trade that security for a personal or controlled account.

2. CONTRARY TRADES. Portfolio managers who trade contrary to his Eagle buy or sell program activity in a security within seven calendar days before or after the conclusion of Eagle's activity must submit a memo to Eagle's Designated Compliance Officer or his designee explaining the decision to buy/sell contrary to Eagle activity.

V.   PRE-CLEARANCE:

A.   TRANSACTIONS REQUIRING PRE-CLEARANCE:

     I.   ALL ACCESS PERSONS: (INCLUDING IMMEDIATE FAMILY MEMBERS)

     Any transaction involving an open end registered investment company (mutual fund) WHERE EAGLE IS AN ADVISER TO THE FUND OR IS AFFILIATED WITH THE FUND, UNLESS done as part of a automatic investment plan or systematic withdrawal plan. Allocations for any automatic investment plan or systematic withdrawal plan must have INITIAL PRE-CLEARANCE. Any CHANGES to a previously approved automatic investment plan or systematic withdrawal plan must also receive pre-clearance. PRE-CLEARANCE IS NOT NECESSARY FOR TRANSACTIONS INVOLVING A MONEY MARKET MUTUAL FUND OR MUTUAL FUNDS THAT ARE NOT AFFILIATED WITH EAGLE OR ADVISED BY EAGLE.

     In addition to the pre-clearance requirement above, and subject to the exemptions below, each person shall pre-clear trades in all other securities (see definition of "Securities" in Section II) *Please note that hedge funds, private placements and limited partnerships are included in the definition of security. If unsure whether an instrument is considered a security contact the designated compliance officer for guidance.


B.   TRANSACTIONS EXEMPT FROM PRE-CLEARANCE:

     (1) Purchases or sales in any account over which the access person has no direct or indirect influence or control.

     (2) Purchases or sales which are non-volitional on the part of either the access person or an investment company. This would include any already approved automatic investment plans, systematic withdrawal plans, or automatic rebalancing.

     (3) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     (4) Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

     (5) Any transactions involving bankers acceptances bank certificate of deposits high quality short-term debt (including repurchase agreements) Options on a broad-based, publicly traded market basket or index of stocks (the S&P 500 index); covered-call options on underlying securities presently held in employee personal accounts; U.S. Government Securities; Raymond James Financial stock; Other securities determined to be "riskless" by Eagle's Designated Compliance Officer.

     (6) Transactions involving open-end mutual funds that are not advised by or affiliated with Eagle.

C.   PRE-CLEARANCE PROCEDURES:

A trade preclearance request will be submitted via a preclearance request form (see Appendix I) or via email to the designated compliance officer at EAGLE-COMPLIANCE Email address. Decisions will be logged and initialed by the Designated Compliance Officer, or designee, in the preclearance log book. The designated compliance officer will respond via email or phone to the person making the request with the approval or denial. Employees can not enter a trade order until approval is granted.

Access Persons and Investment Persons must preclear all personal "Security" transactions for both Controlled Accounts and Immediate Family Member Accounts. If a restriction applies, the proposed transaction will not be allowed. If no restriction applies, the transaction will be approved. Trade preclearance approvals are only valid for that day in which approval is granted.

          (a) If a purchase transaction is approved, as described above, and Eagle subsequently initiates a buy program, or executes a large purchase order, for the same security on the same day, the employee must immediately sell the security in question. Any pretax profit from the subsequent sale transaction will be paid into Eagle's error account, and any loss will be borne by the employee.

          (b) If a sale transaction is approved, as described above, and Eagle subsequently initiates a sale program, or executes a large sale order, for the same security on the same day, the employee must immediately buy back the security in question. Any pretax profit from the subsequent purchase transaction will be paid into Eagle's error account, and any loss will be borne by the employee.

          (c) Amounts paid into Eagle's error account under (a) and (b) above will be contributed annually to a charity selected by Eagle.

VI.  REPORTS.

A.   NON-EMPLOYEE DIRECTORS:

Non-employee directors of Eagle are not subject to the restrictions and preclearance requirements of the Code, provided they have no knowledge of pending or current Eagle program trading activity in the securities they are trading. Such directors must provide an annual certification that with respect to all security transactions during the preceding year, the director was not aware of any Eagle program activity relating to the security in question when the transaction was effected.

B.   ACCESS PERSONS: (INCLUDING IMMEDIATE FAMILY MEMBERS)

Aside from the Exemptions outlined in Section VII below, the following reporting requirements apply to Access Persons .

1. INITIAL HOLDINGS REPORT All Access Persons must submit, within 10 days of becoming such designation, an Initial Holdings Report (see Appendix K) listing all securities that he or she holds in an investment account. The information in the Initial Holdings Report must be current as of a date no more than 30 days prior to the date the person becomes an Access Person of Eagle. The Report will be sent by (and should be returned to) the Pre-Clearance Officer, who will review the report.

2 QUARTERLY TRANSACTION REPORTS

Every Access Person must arrange for the Designated Compliance Officer to receive directly from the broker, dealer, Mutual Fund Company or bank in question, duplicate copies of each confirmation and periodic statement for any Securities Transaction during the quarter in an investment account. All copies must be received no later than 10 days after the end of the calendar quarter, or submit a quarterly transaction report (see appendix K) within 10 business days after the completion of each calendar quarter. These reports will be reviewed by the Designated Compliance Officer.

Each confirmation or statement must disclose the following information:

          1.   the date of the transaction;
          2.   the date the transaction report was submitted
          3.   description of the security;
          4.   the exchange ticker symbol
          5.   the number of shares and principal amount;
          6.   the nature of the transaction (e.g., purchase, sale);
          7.   the price of the Security; and
          8. the name of the broker, dealer, Fund Company or bank through which the trade was affected.

     If an Access Person is not able to arrange for duplicate confirmations and statements to be sent that contain the information required above, the Employee promptly must submit Quarterly Transaction Reports within 10 days after the completion of each calendar quarter to the Designated Compliance Officer. In accordance with Raymond James Financial corporate policy, all employee brokerage accounts must be maintained with Raymond James Brokerage. All persons opening or maintaining a brokerage account outside of Raymond James must receive written permission from the Designated Compliance Officer.

3. ANNUAL HOLDINGS REPORT Each Access Person must submit an Annual Holdings Report (see Appendix K) with attached statement listing all securities in an investment Account, to be reviewed by the Compliance Officer. The information in the Annual Holdings Report must be current as of a date no more than 30 days before the report is submitted. The annual holdings report must contain the following information:

          (i) The name of any broker, dealer, mutual fund company or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person;

          (ii) The date that the report is submitted by the access person.

C CODE OF ETHICS RECEIPT ACKNOWLEDGEMENT AND CERTIFICATIONS

All access persons receive a copy of the Code of Ethics upon initial employment with Eagle. In addition, all access persons receive any amendments to the Code. Initially and at least annually, all Access Persons and Non-Employee Directors must certify that they are in receipt of the Code and will comply with the Code provisions. This Code acknowledgement and certification must be evidenced upon initially becoming employed or affiliated with Eagle and at least annually and upon any Code amendments. (see section XIII)

D. REPORTING FOR DUAL EMPLOYEES

Dual Employees (and their Immediate Families) need only report their security transactions to the entity that is responsible for their primary employment. The Designated Compliance Officer of that entity (or his/her designee) will then report the information to other entities for which the Dual Employee is affiliated. In the event that the Codes of Ethics of the affiliated entities are different, the Dual Employee is bound by the most restrictive Code.

VII. EXEMPTION, DISCLAIMERS, AND AVAILABILITY OF REPORTS

A. EXEMPTIONS FROM REPORTING REQUIREMENTS

     1. Securities transactions involving the following circumstances or securities are exempt from Section VI reporting requirements: (1) neither the Access Person nor an Immediate Family Member had any direct or indirect influence or control over the transaction; (2) securities directly issued by the U.S. Government; (3) bank certificates of deposits; (4) mutual funds or registered investment companies that are not affiliated with Eagle or advised by Eagle. (5) other securities as may from time to time be designated in writing by the Code of Ethics Review Committee based on a determination that the risk of abuse is minimal or non-existent.

Notwithstanding the provisions of Section VI-B2. above, no Access Person shall be required to make a Quarterly Transaction Report where such report would duplicate information recorded by Eagle pursuant to Rule 204-2(a) of the Investment Advisers Act of 1940.

B. DISCLAIMERS

     Any report of a Securities Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the Report relates.

C. AVAILABILITY OF REPORTS

     All information supplied pursuant to this Code will be kept in the strictest of confidence unless required to be disclosed for legal, regulatory or business reasons as described in the section. The information may be available for inspection by the President of Eagle, the Code of Ethics Review Committee, the Designated Compliance Officer, the Pre-Clearance Officer, the Access Person's department manager (or designee), any party to which any investigation is referred by any of the foregoing, the Securities and Exchange Commission, any self-regulatory organization of which Eagle is a member, and any state securities commission with appropriate jurisdiction.

D. RETENTION OF RECORDS

     All reports or information supplied will be retained according to the firm-wide retention policy, unless otherwise noted.

VIII. CODE OF ETHICS REVIEW AND REVIEW COMMITTEE

     The Chief Compliance Officer and his or her designee are charged with reviewing all Code matters including the review of personal trading records. The Code of Ethics Review Committee shall investigate material Code violations or suspected violations of the Code and, as appropriate, take such actions as necessary or prescribed in the personal trading violation sanctions guidelines. The Committee also shall review the Code at least once a year, in light of legal and business developments and experience in implementing the Code. Members of the Committee consist of Eagle's President and Chief Operating Officer, Corporate Counsel, Treasurer, Portfolio Management Representative and Chief Compliance Officer.

Employees who either willfully or negligently violate the provisions of the Code may be subject to any or all of the following sanctions: Formal Written Warning and Written Reprimand (with copy to supervisor and personnel file), Bans on Personal Trading, Monetary Penalty, Disgorgement of Trading Profits, Suspension or Termination. The Code of Ethics Review Committee is charged with the responsibility of conducting informational hearings, assessing mitigating factors, and imposing sanctions consistent with the Code's Sanction Guidelines.


IX. REVIEW AND SANCTUIONS

A. DETERMINATION:

     The Code of Ethics Review Committee ("the Committee") is charged with the responsibility of conducting informational hearings, assessing mitigating factors, and imposing sanctions consistent with the Code's Sanction Guidelines. The CCO will arrange for a meeting of the Committee in cases where a violation of one or more applicable provisions of this Code has occurred and the guidelines suggest a monetary penalty, written reprimand, termination or more serious action.

B. SANCTIONS:

     The Committee has authority to impose sanctions which may include, but are not limited to, a letter of censure, suspension or termination of employment. As part of any sanction related to personal trading violations, the Committee may require the Employee to reverse the trade in question and forfeit any profit or absorb any loss derived there from. Any amounts that are paid/disgorged by an Access Person under this Code shall be paid to Eagle where Eagle will donate such proceeds to a Charity determined by the Committee. The Table below sets forth guidelines for failure to comply with specific provisions of the Code. The Committee will document instances in which variations from the Sanctions Guidelines were authorized due to mitigating factors.

------------------------------------------------------ -----------------------------------------------------------------------------
SANCTIONS APPLICABLE TO EMPLOYEES:
------------------------------------------------------ -----------------------------------------------------------------------------
VIOLATION                                               SANCTION GUIDELINE+ *
------------------------------------------------------ -----------------------------------------------------------------------------
*Commission of an act deemed prohibited which is not    1st Offense or more: Monetary penalty, freeze trading accounts for 30-90
otherwise specifically addressed in these sanction      days and/or suspension or termination
guidelines
------------------------------------------------------ -----------------------------------------------------------------------------
No broker statements or confirms on file or no          1st Offense: Written warning
evidence that duplicate statements have been requested  2nd Offense:(after 30 days of no action) Written reprimand and/or monetary penalty
                                                        3rd Offense:(after 60 days of no action) Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
------------------------------------------------------ -----------------------------------------------------------------------------
*Trading without receiving appropriate pre-clearance    1st Offense: Written warning
or trading outside the approval period                  2nd Offense: Written reprimand and/or monetary penalty
                                                        3rd Offense (or more): Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
------------------------------------------------------ -----------------------------------------------------------------------------
*Trading after being denied approval                    1st Offense or more: Monetary penalty, freeze trading accounts for 30-90 days and/or suspension or termination
------------------------------------------------------ -----------------------------------------------------------------------------
Failure to file an Initial or Annual Holdings Report    1st Offense: (not filed within 10 days) Written warning
                                                        2nd Offense:(not filed within 10 days on more than one occasion or not filed within 30 days)Written reprimand and/or monetary penalty
Failure to file an Annual Code Acknowledgement and      3rd Offense:(not filed within 10 days on more than two occasions or not
Certification Form                                      filed within 60 days)Monetary penalty, freeze trading accounts for 30-90 days and/or suspension/ termination
------------------------------------------------------ -----------------------------------------------------------------------------
Violation of the Gift and Entertainment Policy.         1st  Offense: Written warning.  Return of the gift, or reimbursement of the unauthorized entertainment expense, to the donor/payer.
                                                        2nd Offense:  Written reprimand and/or monetary penalty.  Return of the gift, or reimbursement, as outlined above.
                                                        3rd Offense:  Monetary penalty and/or suspension or termination.  Return or reimbursement.
------------------------------------------------------ -----------------------------------------------------------------------------

------------------------------------------------------ -----------------------------------------------------------------------------
*Selling a security within 60 days of a purchase of     1st offense: Written Reprimand and/or Monetary Penalty
the same security or purchasing a security              2nd or more offenses: Monetary Penalty, Freeze Trading accounts for
within 60 days of the sale of the same security         30-90 days and/or Suspension / Termination
resulting in a profit.
------------------------------------------------------ -----------------------------------------------------------------------------
Serving on the Board of a publicly-traded company       1st  offense: Written Reprimand and/or Monetary Penalty
without prior written consent                           2nd or more offenses: Monetary Penalty, Freeze Trading accounts for 30-90 days and/or Suspension / Termination
------------------------------------------------------- ----------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
SANCTIONS APPLICABLE TO PORTFOLIO MANAGERS (IN ADDITION TO ALL SANCTIONS
APPLICABLE TO EMPLOYEES AND ACCESS PERSONS):
------------------------------------------------------- ----------------------------------------------------------------------------
VIOLATION                                               SANCTION GUIDELINE+ *
------------------------------------------------------- ----------------------------------------------------------------------------
------------------------------------------------------- ----------------------------------------------------------------------------
* Trading within the 7 day blackout period              1st offense or more offenses: Monetary Penalty, Freeze Trading accounts for
                                                        30-90 days and/or Suspension / Termination
------------------------------------------------------- ----------------------------------------------------------------------------

* Includes Disgorgement of Trading Profits
+ The Code of Ethics Review Committee will take into consideration any mitigating circumstances when applying sanctions

The Compliance Administrator will arrange for a meeting of the Code of Ethics Review Committee in cases where a violation has occurred and the guidelines suggest a monetary penalty, written reprimand or more serious action.

The following schedule details the monetary penalties that may be applied for each offense.
AVP and Staff- $100-$500         Senior Vice President - $1,000-$2,500
Vice President - $500-$1,000     Managing Director and above - $2,500-$5,000 +


X. OTHER GUIDELINES

As employees of Raymond James Financial, Inc., Eagle employees are expected to comply with all guidelines set forward by Raymond James Financial, Inc. in regard to personal transactions.


XI. COMPLIANCE

EMPLOYEES MUST REPORT VIOLATIONS OF THE CODE PROMPTLY TO THE CHIEF COMPLIANCE OFFICER. In order to facilitate compliance with the personal trading guidelines, all access persons MUST supply a copy of the confirm (or have duplicate confirms sent) on ALL trades to the Chief Compliance Officer or his designee within one business day, or as soon as may be practical, after the trade date of such transaction. All employees must also arrange to have duplicate confirms of Mutual Fund transactions forwarded to the Chief Compliance Officer. If an employee opens a new brokerage account, either at Raymond James & Associates, Inc. or an unaffiliated firm, he or she must immediately advise the Chief Compliance Officer or his designee.


XII RECORD KEEPING

Eagle must keep copies of the code of ethics, records of violations of the code and actions taken as a result of the violations, and copies of each employee's written acknowledgment of receipt of the code. Eagle must keep a record of the names of access persons, the holdings and transaction reports made by access persons, and records of decisions approving access persons' personal trading. All these records are retained for five years with the most recent two years in an easily accessible place, in an appropriate office of the investment adviser


XIII INITIAL AND ANNUAL CERTIFICATION

Within 30 days of their hire date, each newly-hired Employee shall certify that he or she has received, read and understands this Code of Ethics by executing the Initial Report of Securities Holdings Form set forth as Appendix

Thereafter, annually, each Employee will be required to certify that he or she has received, read, understands and complied with each section of this Code of Ethics on the Certification Form set forth on the Annual Certification in the Appendix section. Additionally, each Employee will complete the RJF Code of Ethics certification page on an annual basis certifying that he or she has received, read, understands and has complied with all the requirements of the RJF Code.

APPENDIX K

                          PERSONAL SECURITIES HOLDINGS
          (use for Initial Holdings Report and Annual Holdings Report)

     In accordance with the Code of Ethics, please list all securities holdings for each of your Employee Accounts, including accounts of your Immediate Family (if required by this Code), as defined. The information reported below must be current and may not be more than 30 days old from the time this form is completed.


(1) Initial or Annual Report (circle one)

(2) Name of Employee: _____________________________________________________

(3) If different  than #1, name of the person in whose name the account is held:
_____________________________________________

(4) Relationship of (3) to (2): ___________________________________________

(5) Account Number: __________________________________________________________

(6) For each account, attach your most recent account statement listing securities in that account. If you own securities that are not listed in an attached account statement, list them below:

NAME OF SECURITY     TYPE     TICKER/CUSIP     QUANTITY     PRINCIPAL AMOUNT       BROKER-DEALER/BANK
----------------     ----     ------------     --------     ----------------       ------------------

1.

2.

3.

4.

(Attach separate sheet if necessary)

     I certify that this form and the attached statements (if any) constitute all of the securities in my Employee Accounts, including accounts of my Immediate Family.

------------------------------
Employee Signature

------------------------------
Print Name                               Date Submitted: ----------------------

                                                                Approved 6/1/06

                          EAGLE ASSET MANAGEMENT, INC.

                    POLICY AND PROCEDURES ON INSIDER TRADING


SECTION I. POLICY STATEMENT ON INSIDER TRADING


A. Policy Statement on Insider Trading

     Eagle Asset Management, Inc. forbids any employee from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by Eagle Asset Management, Inc.), based on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." Eagle Asset Management's policy applies to every employee and extends to activities within and outside their duties at Eagle Asset Management, Inc. Every employee must read and retain this policy statement. Any questions regarding Eagle Asset Management's policy and procedures should be referred to the Compliance Administrator.

     The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

     While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     1) trading by an insider while in possession of material nonpublic information, or

     2) trading by a non-insider, while in possession of material nonpublic information where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

     3)   communicating material nonpublic information to others.

     The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Compliance Administrator.

1. Who is an Insider?

     The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Eagle Asset Management, Inc. may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2. What is Material Information?

     Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     Material information need not be derived directly from the company whose securities are at issue. For example, in CARPENTER V. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and whether those reports would be favorable or not.

3. What is Nonpublic Information?

     Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications of general circulation would be considered public.

4. Bases for Liability

     i.   Fiduciary Duty Theory

     In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. CHIARELLA V. U.S., 445 U.S. 22 (1980).

     In DIRKS V. SEC, 463 U.S. 646 (1983), the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants), or they can acquire a fiduciary duty to the company's shareholders as "tippees" if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company's shareholders.

     However, in the "tippee" situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo.

     ii. Misappropriation Theory

     Another basis for insider trading liability is the "misappropriation" theory, where liability is established when trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In U.S. V. CARPENTER, SUPRA, the Court found, in 1987, a columnist defrauded THE WALL STREET JOURNAL when he stole information from the JOURNAL and used it for trading in the securities markets. It should be noted that the misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory. (Misappropriated - properly come into contact with insider information and then improperly use information)

5. Penalties for Insider Trading

     Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such lawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

     o civil injunctions

     o treble damages

     o disgorgement of profits

     o jail sentences of up to ten years and related fines of up to $2,500,000

     o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted,

     o civil fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided, and

     o suspension or bar from the securities business.

     o suspended or barred from working in securities industry.

     In addition, any violation of this policy statement can be expected to result in serious sanctions by Eagle Asset Management, Inc., including dismissal of the persons involved.

                                      * * *

SECTION II. PROCEDURES TO IMPLEMENT EAGLE ASSET MANAGEMENT, INC. INVESTMENT ADVISER'S POLICY


A. Procedures to Implement Eagle Asset Management, Inc. Investment Adviser's Policy Against Insider Trading

     The following procedures have been established to aid the employees of Eagle Asset Management, Inc. in avoiding insider trading, and to aid Eagle Asset Management, Inc. in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Eagle Asset Management, Inc. must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Compliance Administrator.

1.   Identifying Inside Information

     Before trading for yourself or others, including investment companies or private accounts managed by Eagle Asset Management, Inc., in the securities of a company about which you may have potential inside information, ask yourself the following questions:

     i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

     ii. Is the information nonpublic? How did you obtain it? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in REUTERS, THE WALL STREET JOURNAL or other publications of general circulation?

     If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

     i.   Report the matter immediately to the Chief Compliance Officer.

     ii. Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Eagle Asset Management, Inc.

     iii. Do not communicate the information inside or outside Eagle Asset Management, Inc., other than to the Chief Compliance Officer.

     iv. After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

2.   Personal Securities Trading

     All employees of Eagle Asset Management, Inc. shall be in compliance with the Eagle Code of Ethics Transaction Guidelines and shall submit to the
Compliance Administrator, a report of every securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the employee), and trusts of which they are trustees or in which they have a beneficial interest, have participated within one business day after the trade date of such transaction. This report shall include the name of the security, date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. The requirement may be satisfied by sending duplicate confirmations of such trades to the Compliance Administrator. At the Compliance Administrator's discretion, he may request that the broker-dealer send the duplicate confirms.

3.   Restricting Access to Material Nonpublic Information

     Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Eagle Asset Management, Inc., except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

4.   Resolving Issues Concerning Insider Trading

     If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone. NOTETE: IF THE CHIEF COMPLIANCE OFFICER IS UNAVAILABLE, QUESTIONS CAN BE DIRECTED TO EAGLE'S CORPORATE COUNSEL.

(Supervisors Only)
                                      * * *


SECTION III. SUPERVISORY PROCEDURES

A.   Supervisory Procedures

     The role of Chief Compliance Officer is critical to the implementation and maintenance of Eagle Asset Management's policy and procedures against insider trading. Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

1.   Prevention of Insider Trading

     To prevent insider trading, Chief Compliance Officer or his designee, should:

     i. provide, on a regular basis, communications to familiarize employees of Eagle Asset Management's policy and procedures,

     ii.  answer  questions   regarding  Eagle  Asset  Management's  policy  and
          procedures,

     iii. resolve issues of whether information received by an employee of Eagle Asset Management, Inc. is material and nonpublic,

     iv. review on a regular basis and update as necessary Eagle Asset Management's policy and procedures, [and]

     v.   when  it  has  been   determined  that  an  employee  of  Eagle  Asset
          Management, Inc. has material nonpublic information,

          1. implement measures to prevent dissemination of such information, and

          2. if necessary, restrict officers, directors and employees from trading the securities, [and

     vi.  promptly review,  and either approve or disapprove,  in writing,  each
          request  of  an  employee   for   clearance   to  trade  in  specified
          securities.]

2.   Detection of Insider Trading

     To detect insider trading, Chief Compliance Officer or his designee, should:

     i. review the trading activity reports filed by each employee,

     ii. review the trading activity of mutual funds and private accounts managed by Eagle Asset Management, Inc.,

     iii. review trading activity of Eagle Asset Management's own account, and

     iv. coordinate the review of such reports with other appropriate employees of Eagle Asset Management, Inc.

3.   Special Reports to Management

     Promptly, upon learning of a potential violation of Eagle Asset Management's Policy and Procedures to Detect and Prevent Insider Trading, the Chief Compliance Officer or his designee, should prepare a written report to management providing full details and recommendations for further action.

4.   Annual Reports to Management

     On an annual basis, the Chief Compliance Officer or his designee should prepare a written report to the management of Eagle Asset Management, Inc. setting forth the following:

     i. a summary of existing procedures to detect and prevent insider trading,

     ii. full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation,

     iii. an evaluation of the current procedures and any recommendations for improvement, and

     iv. a description of Eagle Asset Management's internal communications regarding insider trading, including the dates of such communications since the last report to management.

EAGLE
ASSET MANAGEMENT, INC.


                         INITIAL / ANNUAL CERTIFCATION


     I hereby acknowledge receipt of the Eagle Code of Ethics and the Policy and Procedures On Insider Trading and any amendments thereto. I certify that I have thoroughly reviewed these instructions (and any amendments) and understand the policies and regulations therein. I have been offered an opportunity to ask questions about any provisions which are unclear. To the best of my knowledge, I have complied with the provisions of these documents during the past year, or since the beginning of my employment if later, and I agree to continue to abide by the provisions of these documents.



-----------------------
Name:


-----------------------                            ----------------------
Sign                                                 Date

                     EAGLE ASSET MANAGEMENT, INC.                    Appendix A
              STATEMENT OF GENERAL POLICY REGARDING IPO ALLOCATIONS

o Portfolio managers and traders should not take any improper action in order to obtain greater access to IPOs.

o Portfolio managers and traders should not engage in excessive trading or increase portfolio turnover in order to obtain larger IPO allocations by generating more commission business for brokers that provide access to IPOs.

o Portfolio managers and traders should not purchase or commit to purchase from certain brokers additional shares of an IPO in the immediate after-market trading in order to obtain larger IPO allocations, i.e., portfolio managers and traders should not explicitly or implicitly engage in a QUID PRO QUO between the initial IPO allocation and the subsequent after-market purchases by Eagle. (However, absent such an explicit or implicit QUID PRO QUO, portfolio managers and traders properly can determine to fill an unfilled IPO order with purchases in the secondary market from the same broker from whom they acquired the IPO shares.)

o Portfolio managers and traders should not pay commissions to certain brokers in excess of customary and reasonable commissions in order to obtain larger IPO allocations. (However, subject to best execution standards and appropriate disclosures in Eagle's Form ADV registration statement and any applicable mutual fund registration statements, portfolio managers and traders may consider access to IPOs as one factor, among others, in selecting broker-dealers with whom they trade.)

o Portfolio managers and traders should not make IPO allocation decisions regarding client accounts based upon subsequent market movements or based upon any factors or guidelines not articulated in Eagle's compliance policies and applicable disclosures.

o Allocations should be fair and equitable to all clients to the extent practicable.

o    Allocations  should  comply with  information  disclosed  to clients in, as
     applicable,   the  advisory   contracts,   Eagles'  Form  ADV  registration
     statement, and any applicable mutual fund registration statement.

o Allocations should be pro rata to applicable groups of clients where feasible. If not pro rata, allocations should comply with applicable policies and procedures and should be consistent with information disclosed to clients.

o Allocations should not continually favor particular accounts unless such practice has been disclosed to clients.

o Hot IPOs generally should not be allocated to accounts where Eagle, its principals or its affiliates maintain an ownership interest.


EAGLE
ASSET MANAGEMENT, INC.

                                 EAGLE EMPLOYEE
                    REPORT OF AFFILIATED MUTUAL FUND HOLDINGS

As required by Eagle's Code of Ethics, the following is my statement of affiliate Mutual Fund / Variable Annuity "Fund" holdings for which I may have a direct or indirect beneficial interest. As described in the Eagle Code of Ethics, this includes the holdings of myself, family members (spouse, minor child, or related adult living in the same household as myself) and the holdings of a Trust in which I am Trustee or in which I have a beneficial interest.

NOTE:
EAGLE COMPLIANCE RECEIVES EAGLE EMPLOYEE RAYMOND JAMES 401K FUND HOLDINGS INFORMATION DIRECTLY FROM THE PLAN SPONSOR. THERE IS NO NEED TO LIST ANY AFFILIATED FUNDS HELD IN YOUR RAYMOND JAMES 401K PLAN ON THIS REPORT.

EAGLE COMPLIANCE RECEIVES EAGLE EMPLOYEE BROKERAGE ACCOUNT INFORMATION INCLUDING INFORMATION ON FUNDS HELD IN EMPLOYEE RAYMOND JAMES & ASSOCIATE BROKERAGE ACCOUNTS. THERE IS NO NEED TO LIST ANY AFFILIATED FUNDS HELD IN YOUR RAYMOND JAMES & ASSOCIATES BROKERAGE ACCOUNTS.

1) _____I do NOT have any AFFILIATE FUND HOLDINGS other than what is held in my Raymond James 401k Plan and/or Raymond James & Associates Inc. Brokerage accounts.

2) For AFFILIATED FUND HOLDINGS that are NOT held in my Raymond James 401k Plan and/or Raymond James & Associate Brokerage account, I have disclosed below the name of the Fund, account, relationship, shares owned and the account number for each.

FUND NAME                  NAME ON ACCOUNT                 RELATIONSHIP             SHARES      ACCOUNT NUMBER
--------------             ------------------              --------------           ------      --------------
--------------             ------------------              --------------           ------      --------------
--------------             ------------------              --------------           ------      --------------
--------------             ------------------              --------------           ------      --------------

Please attach additional sheets, if necessary.

Name:      ________________________

Signature: ________________________        Date: _______________

EAGLE
ASSET MANAGEMENT, INC.

                          REPORT OF SECURITIES HOLDINGS
                                 INITIAL REPORT

Name of Access Person: _______________________

As required by Rule 17j-1 and Eagle's Code of Ethics, the following is my statement of securities holdings for which I may have a direct or indirect beneficial interest. As described in the Eagle Code of Ethics, this includes the securities holdings of myself, family members (spouse, minor child, or related adult living in the same household as myself) and the securities holdings of a Trust in which I am Trustee or in which I have a beneficial interest.

1) For securities holdings that are held in brokerage accounts, please list the name of the brokerage house, the name on the account, relationship to you, and the account number for each.

(PLEASE ATTACH THE MOST RECENT MONTHLY STATEMENT FOR BROKERAGE ACCOUNTS HELD OUTSIDE OF RAYMOND JAMES)

BROKERAGE FIRM    NAME OF ACCOUNT     RELATIONSHIP   ACCOUNT NUMBER
--------------    ---------------     -----------    ---------------
--------------    ---------------     -----------    ---------------
--------------    ---------------     -----------    ---------------
--------------    ---------------     -----------    ---------------

2) For securities holdings that are not held in brokerage accounts which are held in physical form, including Hedge Funds and Private Placements, please list:

SHARES   NAME OF ISSUER/FUND       REGISTERED IN THE NAME OF: RELATIONSHIP
-------  -------------------        ----------------------    -----------
-------  -------------------        ----------------------    -----------
-------  -------------------        ----------------------    -----------
-------  -------------------        ----------------------    -----------

                 (PLEASE ATTACH ADDITIONAL SHEETS, IF NECESSARY)

3) I ___do/ ____do not have any securities holdings that I am required to report pursuant to the requirements as stated above.


Signature: ___________________________            Date: ________________________